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                                                                    EXHIBIT 5.1



                      [Letterhead of Palmer & Dodge LLP]


TELEPHONE: (617) 573-0100                            FACSIMILE: (617) 227-4420


                                March 18, 1998



GelTex Pharmaceuticals, Inc.
Nine Fourth Avenue
Waltham, MA 02154


        Re:  Registration Statement on Form S-3


        We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by GelTex Pharmaceuticals, Inc. (the "Company") with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933,as amended, on or about the date hereof. The Registration Statement relates to shares of the Company's common stock being registered in addition to the shares registered under the Company's registration statement (File No. 333-45151) filed on January 29, 1998 (the "Original Registration Statement"). The shares registered under the Registration Statement and the Original Registration Statement are referred to herein as the "Shares." We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

        We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined such documents as we consider necessary to render this opinion.

        Based upon the foregoing, we are of the opinion that when issued against payment therefor, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the use of our name under the caption "Legal Opinions" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.



                                        Very truly yours,



                                        /s/ Palmer & Dodge LLP
                                        --------------------------------
                                        PALMER & DODGE LLP